EXHIBIT 99.1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 —

SAFE-HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe-harbor. As a public company, we have relied and will continue to rely on the protection of this safe-harbor in connection with our written and oral forward-looking statements.

When evaluating our business, you should consider:

•	all of the information in this quarterly report;

•	the risk factors and other information included in our annual report on Form 10-K for the year ended June 30, 2003 and our quarterly report on Form 10-Q for the quarter ended September 30, 2003; and

•	the risk factors described below.

RISK FACTORS

Important factors that may affect our business, our results of operations and our share price.

Holders of our common shares are subject to the risks and uncertainties inherent in our business. You should consider the following factors, as well as other information set forth in this report, in connection with any investment in our common shares. If any of the risks described below occurs, our business, results of operations and financial condition could be adversely affected. In such cases, the price of our common shares could decline, and you could lose part or all of your investment.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider our forward-looking statements in light of the following risk factors and other information in this report. If any of the risks described below occurs, our business, results of operation and financial condition could differ from those projected in our forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this report. You should not place undue reliance on forward-looking statements.

Any failure to obtain securityholder or court approval, or to meet or waive closing conditions may prevent the arrangement with chinadotcom corporation and CDC Software Corporation from being completed, which may adversely affect our financial position and share price.

The completion of the transaction pursuant to which chinadotcom corporation (CDC) through its wholly-owned subsidiary, CDC Software Corporation, has proposed to acquire all the outstanding shares of the Company is subject to a number of risks, including that our securityholders will not approve the transaction, that the Supreme Court of British Columbia will not approve the transaction, that we will be unable to satisfy or obtain a waiver of other conditions precedent, including the continued accuracy of our representations and warranties in the arrangement agreement and receipt of certain third party consents. The arrangement agreement also contains conditions in favor of CDC that include there being no material adverse changes in our affairs, our being in compliance in all material respects with our covenants under the arrangement agreement and that the holders of not more than 7% of our issued and outstanding common shares shall have exercised and not withdrawn dissent rights in relation to the arrangement. In addition, the arrangement may not be completed if the other parties’ representations and warranties cease to be accurate or if such parties fail to comply with their obligations under the arrangement agreement. Any failure to complete the arrangement may adversely impact our share price.

On the occurrence of certain events, CDC will be entitled to a break fee of $1.8 million from us. These events include circumstances where our Board of Directors has withdrawn its support of the proposed transaction, or the Board of Directors has supported a competing transaction, or the transaction is not completed due to the existence of an unsupported competing transaction which is completed within 12 months after the date of the arrangement agreement. In addition, in the event of the termination of the agreement, the outstanding principal of the $2.0 million loan from CDC and interest thereon is payable on demand by CDC at any time. Any requirement to pay the break fee or repay the loan from CDC would adversely impact our cash and cash equivalents and our financial position.

Should we fail to close a transaction with CDC, we will not have the capacity to repay the loan, pay the break fee, and sustain our current level of operations without additional debt or equity capital. Our weakened financial position will make it more difficult for us to secure funding, and there is a material risk that existing shareholders will experience significant dilution and, or that will be forced to significantly curtail our operations.

We have had a history of net losses, and there is no guarantee that we will realize anticipated synergies with CDC or that the combined entity will be profitable.

We have a recent history of net losses. In particular, we incurred net losses of $27.6 million in fiscal 2003, $95.9 million in fiscal 2002 and $32.5 million in fiscal 2001. For the six months ended December 31, 2003, we incurred net losses of $5.6 million. While it is expected that our combination with CDC will result in synergies, which in turn will result in our improved financial performance, there is no guarantee that we will be profitable in the future.

Completion of the arrangement may be met with unfavourable reaction from either or both of our and CDC’s partners, customers or key employees.

While we and CDC have not received any notice from any current or prospective business partners, joint venture partners, service or equipment suppliers or customers, such third-parties may, in response to the announcement or completion of the proposed acquisition by CDC, have delayed or cancelled purchasing decisions or decisions relating to joint ventures, contracts or other business alliances. There can be no assurance that there will be no delay or cancellation by these parties in the future, any of which could have a material adverse effect on the business of either or both companies and the combined company following the Arrangement. In addition, key employees of both companies may feel that the proposed arrangement poses uncertainties that cause them to leave the company, which could have a material adverse effect on the business of either or both companies and the combined company.

We may be unable to obtain the funding necessary to support the expansion of our business, and any funding we do obtain could dilute our shareholders’ ownership interest in Pivotal.

Our past revenues have been and our future revenues may continue to be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional debt or equity financing, we may have to reduce some or all of our development and sales and marketing efforts and limit the scope of our business.

Assuming our future revenue performance is comparable to the most recent quarterly periods reported, we believe that, with the expense reduction efforts instituted in fiscal 2003 and in the first quarter of fiscal 2004, existing cash, cash equivalents and short-term investments will be sufficient to meet our capital and merger-related requirements for at least the next 12 months. However, due to the potential effect that lower cash balances could have on our sales, we may seek additional funds in the future through public or private equity financing, corporate mergers or acquisitions, or from other sources to fund our operations and pursue our growth strategy.

Should our results for subsequent quarters fall below the results we achieved in the most recent quarterly periods reported, or should we be required to pay the break fee of $1.8 million, or repay the $2.0 million loan from CDC or fail to close the merger with CDC in a timely manner, we may need to take action to further restructure our operations to preserve our cash or raise additional capital through debt or equity financing. We may experience difficulty in obtaining funding on favorable terms, if at all. Any financing we might obtain may contain covenants that restrict our freedom to operate our business or may require us to issue securities that have rights, preferences or privileges senior to our common stock and may dilute current shareholders’ ownership interest in the Company. To the extent that we require financing and we are unable to obtain it, we would be forced to significantly curtail our operations.

Factors relating to our business and the market for customer relationship management and electronic business products make our total revenue and future operating results uncertain and may cause them to fluctuate from period to period.

Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Some of the factors that could affect the amount and timing of our revenues from software licenses and related expenses and cause our operating results to fluctuate include:

•	general economic conditions, which may affect our customers’ capital investment levels in management information systems;

•	changes in the economy and foreign currency exchange rates;

•	failure to close the merger with CDC;

•	market acceptance of our solutions;

•	the length and variability of the sales cycle for our solutions, which is typically highly variable;

•	the size and timing of customer orders, which can be affected by customer order deferrals in anticipation of new product introductions, product enhancements, and customer budgeting and purchasing cycles;

•	our ability to successfully maintain and expand our sales force and marketing programs;

•	increases in the cost of software and professional services;

•	our ability to successfully expand our international operations;

•	the introduction or enhancement of our solutions or our competitors’ solutions;

•	changes in our or our competitors’ pricing policies;

•	activities of and acquisitions by competitors;

•	our ability to develop, introduce and market new solutions on a timely basis and control our costs;

•	customer satisfaction and our reputation relating to our business products and services;

•	the size and complexity of our license transactions; and

•	the potential delays in recognizing revenue from license transactions.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. Based upon the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially and adversely affect our business, financial condition and results of operations and the market price of our common shares.

Our quarterly operating results may fluctuate due to seasonal trends and variations in the fiscal or quarterly cycles of our customers.

Our total revenue and operating results may vary significantly from quarter to quarter. The main factors that may affect these fluctuations are:

•	seasonal variations in operating results;

•	variations in the fiscal or quarterly cycles of our customers;

•	the discretionary nature of our customers’ purchase and budget cycles; and

•	the timing of new product releases.

We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. Except for the year ended June 30, 2001, we have historically recognized more license revenues in the fourth quarter of our fiscal year and recognized less license revenues in the subsequent first quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. In addition, our sales in Europe are generally lower during the summer months than during other periods. We expect that these seasonal trends are likely to continue in the future. If revenues for one quarter are lower than the revenues for the prior quarter, it may be hard to determine whether the reason for the reduction in revenues involves seasonal trends or other factors adversely affecting our business.

Our product revenues are not predictable with any significant degree of certainty and future product revenues may differ from historical patterns. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations from quarter to quarter. Because our results of operations may fluctuate from quarter to quarter, you should not assume that you could predict results of operations in future periods based on results of operations in past periods.

Even though our revenues are difficult to predict, we base our expense levels in part on future revenue projections. Many of our expenses are fixed, and we cannot quickly reduce spending if revenues are lower than expected. This could result in significantly lower income or greater loss than we anticipate for any given period. We will react accordingly to minimize any impact.

Our limited operating history makes it difficult to predict how our business will develop and what our future operating results will be.

We commenced operations in January 1991. We initially focused on the development of application software for pen computers. In September 1994, we changed our focus to research and development of customer relationship management and electronic business products.

We have a limited operating history and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets. These risks and uncertainties include, but are not limited to:

•	no history of profitable operations except for the quarters ended March 30, 1998 and June 30, 1998;

•	uncertain market acceptance of our solutions;

•	our reliance on a limited number of solutions;

•	the risks that competition, technological change or evolving customer preferences could adversely affect sales of our solutions;

•	our reliance on third parties to market, install, and support our solutions;

•	our dependence on a limited number of key personnel;

•	our dependence on the adoption and success of the Microsoft .NET platform;

•	the risk that our management will not be able to effectively react to and manage the changes to Pivotal resulting from the rapidly evolving market;

•	the risk that our management will not be able to identify or effectively manage acquisitions we have undertaken or may undertake in the future; and

•	a general economic downturn and stock market declines affecting technology companies.

The new and evolving nature of the customer relationship management and electronic business market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop and what our future operating results will be.

We have a history of losses, we may incur losses in the future and our losses may increase if projected revenues are not achieved to support the level of operating expenses.

We have incurred net losses in each fiscal year since inception, except for the year ended June 30, 1998, in which we had net income of approximately $4,000. As at December 31, 2003, we had an accumulated deficit of approximately $177.4 million. We have decreased our operating expenses in recent periods and initiated restructuring plans during fiscal 2003 and the first quarter of fiscal 2004. We will continue to examine the level of operating expenses based on projected revenues. Any planned increases in operating expenses may result in larger losses in future periods if projected revenues are not achieved or if expense reductions adversely impact our ability to generate revenues. We cannot be certain that our revenues will increase. Our business strategies may not be successful and we may not be profitable in any future period.

To the extent that we continue to incur operating losses, our customers’ and potential customers’ confidence in our financial viability may be diminished, which would have a direct adverse effect on our ability to generate revenues.

We have recently implemented restructuring initiatives to reduce our workforce, facilities and business functions. Any failure to effectively manage the rapid change in size of our company could cause our business to suffer.

We initiated corporate restructuring activities during the years ended June 30, 2003 and 2002, which included workforce reductions of employees, consolidation of excess facilities and restructuring of certain business functions. We reduced our workforce in fiscal 2003 restructuring initiatives by approximately 130 employees or 23% of our total workforce worldwide and by approximately 200 employees or 26% of our total workforce worldwide in fiscal 2002 initiatives. In July 2003, we undertook a corporate restructuring to further reduce our cost structure, which included workforce reductions of approximately 85 employees or 19% of our workforce. There have been and may continue to be substantial costs associated with the workforce reduction related to severance and other employee-related costs, as well as material charges for reduction of excess facilities, and our restructuring plan may yield unanticipated consequences, such as attrition beyond our planned reduction in workforce.

These workforce reductions have placed an increased burden on our administrative, operational and financial resources and have resulted in increased responsibilities for each of our management personnel. As a result, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. In addition, many of the employees who were terminated possessed specific knowledge or expertise, and that knowledge or expertise may prove to have been important to our operations. In that case, their absence may create significant difficulties. Further, the reduction in workforce may reduce employee morale and may create concern among potential and existing employees about job security at Pivotal, which may lead to difficulty in hiring and increased turnover in our current workforce, and divert management’s attention. In addition, these headcount reductions may subject us to the risk of litigation, which could result in substantial costs to Pivotal and could divert management’s time and attention away from business operations. Any failure by us to properly manage this rapid change in workforce, facilities and business functions could impair our ability to efficiently manage our business, to maintain and develop important relationships with members of the Pivotal Partner Program and other third parties, and to attract and service customers. It could also cause us to incur higher operating costs and delays in the execution of our business plan or in the reporting or tracking of our financial results.

Our future revenue growth could be impaired if we are unable to effectively staff and manage our direct sales and support infrastructure.

Our future revenue growth will depend in large part on our ability to successfully manage our direct sales force, sales processes, sales support infrastructure and our customer support capability. We may not be able to recruit and train experienced direct sales, consulting and customer support personnel. If we are unable to hire and retain highly skilled direct sales personnel, we may not be able to increase our license revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting and customer support personnel, we may be unable to meet customer demands.

To be successful, we must effectively compete in the e-business systems market.

Our products target the e-business systems market. This market is highly competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. Our products are targeted at the emerging market for eBusiness application. We face competition from our customers’ internal information technology departments and systems integrators, as well as from other application software providers that offer a variety of products and services designed to address this market. We believe that most customer deployments have been the result of large internal development projects, customs solutions from systems integrators or the application of personal and departmental productivity tools to the global enterprise. We may not be able to compete successfully against such internal development efforts.

We frequently rely on a number of systems consulting and systems integration firms for a substantial portion of implementation and other global services, as well as for recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationships with these service providers, many of them have similar and often more established relationships with our competitors. If we are unable to develop and retain effective, long-term relationships with these third parties, our competitive position could be materially and adversely affected. Further, many of these third parties have significantly greater resources than we do and may market software products that compete with ours and may otherwise reduce or discontinue their relationships with, or support of, us and our products.

A large number of personal, departmental and other products exist in the eBusiness applications market. Our competitors include a number of companies that compete with us primarily within a particular product line and/or the prospective customer’s industry. These companies include: E.piphany, Inc.; JD Edwards & Company; Kana Software, Inc.; Microsoft Corporation, ONYX Software Corporation, Siebel Systems, Inc.; and Salesforce.com, Inc., among many others. In addition, our competitors include several companies such as Oracle Corporation, PeopleSoft, Inc. and SAP AG, that compete in our product line. Some of these competitors have longer operating histories; significantly greater financial, technical, marketing and other resources; significantly greater name recognition; and a larger installed base of customers than we do. In addition, many competitors have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than we can.

There are many factors that may increase competition in the eBusiness systems market, including: (i) entry of new competitors; (ii) alliance among existing competitors; (iii) alliances between our competitors and systems integrators; (iv) consolidation in the software industry or amongst systems integrators; and (v) technological changes or changes in the use of the Internet. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition or results of operations.

Economic conditions could adversely affect our revenue growth and ability to forecast revenue.

Our revenue growth and potential for profitability depend on the overall demand for customer relationship management software and services. Because our sales are primarily to corporate customers, we are also affected by general economic and business conditions. A softening of demand for computer software caused by the weakened economy, both domestic and international, has affected our sales and may result in decreased revenues and growth rates. As a result of the economic downturn, we have also experienced and may continue to experience difficulties in collecting outstanding receivables from our customers. In addition, the terrorist attacks on the United States in 2001, and the armed conflicts that have followed, have added or exacerbated economic, political and other uncertainties, which could adversely affect our sales and thus our revenue growth.

Our sales force monitors the status of proposals, such as the date when they estimate that a transaction will close and the potential dollar amount of such sale. We aggregate these estimates regularly in order to generate a sales forecast and then evaluate our forecast against actual results at various times to look for trends in our business. While this analysis provides us with information about our potential customers and the associated revenues for budgeting and planning purposes, these estimates may not consistently correlate to revenues in a particular quarter or over a longer period of time. In particular, as a result of the economic slowdown, we believe that a number of our potential customers may delay or cancel their purchases of our software, consulting services or customer support services or may elect to develop their own customer relationship management product. A variation in the conversion of the sales proposals into contracts could adversely affect our business and operating results. In addition, because a substantial portion of our sales are completed at the end of the quarter, and often in the last weeks or days of a quarter, we may be unable to adjust our cost structure in response to a variation in the conversion of the sales proposals into contracts in a timely manner, which could adversely affect our business and operating results.

We depend upon Microsoft and the continued adoption and performance of the Microsoft. NET platform.

We have designed our products to operate on the Microsoft .NET platform, including Windows .NET and .NET Enterprise Servers. Microsoft .NET is a recent platform initiative of Microsoft announced in June 2000. We have spent considerable resources developing and testing the compatibility of our products for Microsoft .NET. As a result, with the exception of our Oracle product, we market our products exclusively to customers who have developed their computing systems around this platform. However, the performance of our products with Windows .NET and the .NET Enterprise Servers has limited experience in the marketplace.

Our future financial performance will depend on the continued growth and successful adoption of Microsoft .NET including Windows .NET and the .NET Enterprise Servers. Microsoft .NET faces competition, particularly from computing platforms such as Unix and the Java 2 Platform, Enterprise Edition (J2EE), and databases from companies such as Oracle. Acceptance of Microsoft .NET may not continue to increase in the future. The market for software applications that run on these platforms has in the past been significantly affected by the timing of new product releases, competitive operating systems and enhancements to competing computing platforms. If the number of businesses that adopt Microsoft Windows .NET fails to grow or grows more slowly than we currently expect, or if Microsoft delays the release of new or enhanced products, our revenues from the Pivotal CRM Suite could be adversely affected.

The performance of our products depends, to some extent, on the technical capabilities of the Microsoft .NET platform. If this platform does not meet the technical demands of our products, the performance or scalability of our products could be limited and, as a result, our revenues from the Pivotal CRM Suite could be adversely affected.

In 2001, we launched a global business development initiative with Microsoft aimed at leading the emerging customer relationship management and electronic business market. The success of this initiative will depend on the ability of Pivotal and Microsoft to jointly market and sell to companies the Pivotal CRM Suite combined with Microsoft .NET Enterprise Servers. However, with Microsoft’s recent launch of a product called Microsoft® Customer Relationship Management, which may overlap with the market for our products, we may in the future be faced with direct competition from Microsoft. Such direct competition with our products may adversely affect our global business initiative with Microsoft and might result in a termination of such relationship.

In addition, Microsoft has been faced with significant legal issues. Broad antitrust actions initiated by federal and state regulatory authorities resulted in a verdict against Microsoft in the U.S. District Court for the District of Columbia. The U.S. District Court adopted the government’s proposed remedy and held that Microsoft should be divided into two companies. Microsoft appealed this verdict to the U.S. Court of Appeals for the District of Columbia. The U.S. Court of Appeals affirmed the U.S. District Court’s findings of antitrust violations, but overturned the ruling that Microsoft should be divided into two companies. The U.S. Court of Appeals also removed the judge presiding over this matter in the U.S. District Court and remanded to the U.S. District Court the determination as to what remedies should be pursued against Microsoft. Microsoft appealed this finding of a violation of antitrust laws to the U.S. Supreme Court, but this appeal was denied.

In November 2001, the Justice Department and Microsoft entered into a settlement agreement that would avoid breaking-up Microsoft as a remedy to the case. Only nine of the 18 states involved in the antitrust actions against Microsoft, however, agreed to be a party to such a settlement. The nine other states and the District of Columbia continued to litigate the remedies phase. The non-settling states sought remedies that would have imposed much broader restrictions on Microsoft’s business than the settlement with the Justice Department and the nine settling states. On November 1, 2002, the Court entered a Final Judgment in this part of the litigation that largely mirrored the settlement between Microsoft, the Justice Department and the settling states, with some modifications and a different regime for enforcing compliance. The Court declined to impose other and broader remedies sought by the non-settling states. Two states appealed from this decision of the trial court and another dismissed its appeal as part of a settlement with Microsoft of several cases.

European Union regulators are currently investigating whether Microsoft has violated European antitrust laws. Any outcome to these actions that weakens the competitive position of Microsoft .NET products could adversely affect the market for our products.

The market for our products is highly competitive and could include competition from Microsoft.

The market for our software is intensely competitive and rapidly changing. The past year has been one of vendor consolidation. Today, the direct competitors are fewer in number as companies are looking for business technology products that deliver rapid results. We face competition from companies in the Customer Relationship Management software market and in the overall enterprise business application market. Some of our actual and potential competitors are larger, better-established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could materially adversely affect our business, financial condition and operating results. Some competitors include E.piphany, Inc., JD Edwards

& Company, Kana Software, Inc., ONYX Software Corporation, Siebel Systems, Inc., Salesforce.com, Inc., Oracle Corporation, PeopleSoft, Inc. and SAP AG.

In addition, on January 21, 2003, Microsoft delivered a product called Microsoft® Customer Relationship Management (CRM), which is specifically designed for the needs of small and medium-sized business customers. While we believe that there currently is not significant overlap with the present market for our products, our products could be faced with direct competition from Microsoft, which could have a material adverse effect on our revenues and results of operations. In addition, as we develop new products, particularly applications focused on electronic commerce or specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.

Our distribution channels may create additional risks.

License revenues are normally generated from licensing with end-users and value-added resellers. We have a number of relationships with resellers, which assist us in obtaining broad market coverage. We have generally avoided exclusive relationships with resellers of our products. Discount policies and reseller licensing programs are intended to support each distribution channel with a minimum level of channel conflicts. Failure to minimize channel conflicts could materially and adversely affect our business, operating results and financial condition.

We rely on software licensed to us by third parties for features we include in our products. If we do not maintain our relationships with third-party vendors, interruptions in the supply of our products may result.

We incorporate into our products, software that is licensed to us by third-party software developers. This includes Microsoft SQL Server 2000, Microsoft SQL Server 7.0, Sheridan Calendar Control, InstallShield 3, Crystal Reports, Interactive Intelligence Enterprise Interaction Center and Intel CT Connect. We are seeking to further increase the capabilities of our products by licensing additional applications from third parties. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete or incompatible with future versions of our products or is not adequately maintained or updated. Although we believe there are other sources for these products, any significant interruption in the availability of these products could adversely impact our sales unless and until we can secure another source. We depend in part on these third parties’ abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. The absence of or any significant delay in the replacement of functionality provided by third-party software in our products could materially and adversely affect our sales.

The market for our products is emerging and highly uncertain and our plan to focus on internet-based applications and integrate electronic commerce features adds to this uncertainty.

The market for customer relationship management and electronic business products is still emerging and continued growth demand for and acceptance of the Pivotal CRM Suite remains uncertain. Even if the market for customer relationship management electronic business products grows, businesses may purchase our competitors’ products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of the Pivotal CRM Suite and, as a result, these products and services may never achieve full market acceptance.

The development of our Internet-based Pivotal CRM Suite for customer relationship management and electronic business and our plan to integrate additional features presents additional challenges and uncertainties. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based customer relationship management and electronic business products such as those developed by us. The use of the Internet is evolving rapidly and many companies are developing new products and services that use the Internet. We do not know what forms of products and services may emerge as alternatives to our existing products or to any future Internet-based customer relationship management and electronic business products we may introduce. We have spent, and will continue to spend, considerable resources educating potential customers about our products and Customer Relationship Management and electronic business software products. However, even with these educational efforts, market acceptance of our products may not increase. If the markets for our products do not grow or grow more slowly than we currently anticipate, our revenues may not grow and may even decline.

Our sales cycle is unpredictable and the average size of our licensing transactions varies widely from quarter to quarter, which could harm our operating results.

We believe that an enterprise’s decision to purchase a customer relationship management and electronic business product is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell licenses for our products, we typically must educate our potential customers regarding the use and benefits of customer relationship management and electronic business products in general and our products in particular. This education process can require significant time and resources. Consequently, the period between initial contact and the purchase of licenses for our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures.

This sales cycle is variable and subject to significant uncertainty. We have restructured our sales process to allow some potential customers an evaluation period during which they may evaluate our software products at no charge prior to any decision to purchase. We believe that the new evaluation period may further lengthen our sales cycle. We frequently must invest substantial resources to develop a relationship with a potential customer and educate its personnel about our products and services with no guarantee that our efforts will be rewarded with a sale.

We may encounter reduction in our customers’ project sizes, deferral of purchasing and lack of an urgency to purchase, together with the overall unpredictability of customer decision-making. In addition, we may continue to see reductions in the size of customer orders in the final stages of negotiations as a result of reduction in the customer’s project size. The increase in sales cycle and varying transaction sizes could harm our operating results.

The length of time required between engaging a client and implementing our solutions may be lengthy and unpredictable.

The timing of the implementation of our products and services varies and is not predictable with any degree of accuracy. Prior implementation cycles should not be relied upon as any indication of future cycles. The implementation of our products involves a significant commitment of resources by prospective customers and is commonly associated with reengineering efforts that may be performed by the customer or third-party systems integrators. The cost to the customer of our product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale eBusiness software system. For these and other reasons, the period between initial contact and the implementation of our products is often lengthy and is subject to a number of factors that may cause significant delays, over many of which we have little or no control. These factors include the size and complexity of the overall project and delays in our customers’ implementation of Web-based computing environments. A delay in the implementation of even a limited number of license transactions could have a material adverse effect on our business, financial condition or results of operations and cause our operating results to vary significantly from quarter to quarter.

Our success will depend upon the success of our solutions.

We anticipate that a majority of our revenues and growth in the foreseeable future will come from license and service related to sales of our integrated product suites and standalone products, primarily consisting of Pivotal Sales Suite, Pivotal Marketing Suite, Pivotal Service Suite, Pivotal Interactive Selling Suite, and Pivotal Partner Management Suite, as well as industry specific products. Accordingly, failure of our integrated product suites and products to gain increased market acceptance and compete successfully would adversely affect our business, results of operations and financial condition. Our future financial performance will depend on our ability to succeed in the continued sale of our integrated product suites, products and related services, as well as the development of new versions and enhancements of these products.

The success of our products will depend upon the continued use and expansion of the Internet.

Increased sales of our products and any future Internet-based applications and electronic commerce features we integrate with our products, will depend upon the expansion of the Internet as a leading platform for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our products could be significantly reduced and our products and any future Internet-based and electronic commerce features may not be commercially successful. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

•	concerns about security of transactions conducted over the Internet;

•	concerns about privacy and the use of data collected and stored that record interactions over the Internet;

•	the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

•	the possibility that governments will seek to tax Internet commerce.

We depend on third-party wireless service providers for the successful implementation of our Pivotal Wireless product.

Our Pivotal Wireless product provides a wireless platform that allows our other products to be accessed wirelessly. We depend on third-party providers of wireless services for the successful implementation of Pivotal Wireless. Because Pivotal Wireless relies on wireless services developed and maintained by third parties, we depend on these third parties’ abilities to deliver and support reliable wireless services. The wireless industry is new and rapidly developing and involves many risks, including:

•	extensive government regulation in licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems which may prevent third-party providers from successfully expanding their wireless services;

•	rapid expansion of the wireless services infrastructure which may result in flaws in the infrastructure;

•	concerns over the radio frequency emissions or other health and safety risks that may discourage use of wireless services; and

•	possible disruptions in service related to the consolidation or removal of participants in the wireless market.

We rely on our Pivotal Partner Program network of independent companies to sell, install and service our products and to provide specialized software for use with them and our Pivotal Hosting Services program relies on third-party application service providers.

We do not have the internal implementation and customization capability to support our current level of sales of licenses. Accordingly, we have established and rely on our international network of independent companies we call the Pivotal Partner Program. Members of the Pivotal Partner Program market and sell our products, provide implementation, customization and education services, provide technical support and maintenance on a continuing basis and provide us with software applications that we can bundle with our products to address specific industry and customer requirements. Approximately 18% and 8% of our license revenues for the quarters ended December 31, 2003 and 2002, respectively were from sales made through third-party resellers. The majority of our customers retain members of the Pivotal Partner Program to install and customize our products. If we fail to maintain our existing Pivotal Partner Program relationships, or to establish new relationships, or if existing or new members of the Pivotal Partner Program do not perform to our expectations, our ability to sell, install and service our products may suffer.

There is an industry trend toward consolidation of systems integrators that implement, customize and maintain software products. Some of the systems integrators in the Pivotal Partner Program have engaged in discussions concerning business consolidations. We are uncertain as to the effect that any consolidation may have on our relationships with members of the Pivotal Partner Program.

The success of our Pivotal Hosting Services program will depend on the commitment and performance of third-party application service providers to successfully implement and market services that incorporate our products.

The loss of key personnel or our failure to attract and retain additional personnel could adversely affect our business.

Our success depends largely upon the continued service of our executive officers and other key management, sales and marketing and technical personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on Bo Manning, our President, Chief Executive Officer and director and Divesh Sisodraker, our Chief Financial Officer and director. We maintain key person insurance on the life of Mr. Manning only.

Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract or retain highly qualified personnel. Due to competition for qualified employees, it may be necessary for us to increase the level of compensation paid to existing and new employees such that our operating expenses could be materially increased. The price of our common shares has declined significantly in the past year. Many of our key employees hold options to purchase common shares with exercise prices significantly greater than the current market price of the common shares. Accordingly, our current share option program may be of limited value in retaining and motivating employees.

We face risks from our international operations.

We have permanent offices in the United States, Canada, Ireland, England, Japan, Australia, New Zealand, Germany, France and India. We are constantly reviewing our international sales and operations to determine if offices are required in these and other countries. International operations are subject to numerous inherent potential risks, including:

•	unexpected changes in regulatory requirements;

•	export restrictions, tariffs and other trade barriers;

•	changes in local tax rates or rulings by local tax authorities;

•	challenges in staffing and managing foreign operations, including differing technology standards, employment laws and practices in foreign countries;

•	less favorable intellectual property laws;

•	longer accounts receivable payment cycles and difficulties in collecting payments;

•	political and economic instability; and

•	fluctuations in currency exchange rates and the imposition of currency exchange controls.

Any of these factors could have a material adverse effect on our business, financial condition or results of operations. Our international operations have and will continue to require significant management attention and financial resources. We have had to significantly enhance our direct and indirect international sales channels and our support and services capabilities. We may not be able to maintain or increase international market demand for our products. We may not be able to sustain or increase international revenues from licenses or from consulting and customer support.

In some foreign countries we rely on selected solution providers to translate our software into local languages, adapt it to local business practices and complete installations in local markets. We are highly dependent on the ability and integrity of these solution providers, and if any of them fail to properly translate, adapt or install our software, our reputation could be damaged and we could be subjected to liability. If any of these solution providers fail to adequately secure our software against unauthorized copying, our proprietary software could be compromised.

Fluctuations in the market value of our short-term investments and in interest rates may affect our operating results.

For additional information regarding the sensitivity of and risks associated with the market value of short-term investments and interest rates, see Part I, Item 3 “Quantitative and Qualitative Disclosures About Market Risk” contained in this Report.

If we are unable to maintain compliance with our bank covenants in the future, our liquidity could be limited and our business, financial condition and operating results could be materially harmed.

We currently have a credit facility with a U.S.-based bank that allows us to borrow up to the lesser of $6.0 million and 80% of eligible U.S. and Canada accounts receivable. Due to a violation of the minimum cash covenant during the second quarter of fiscal 2004, at December 31, 2003, the facility was secured by restricted cash of $5.9 million which secures the value of outstanding letters of credit. There are no additional financial covenants. The facility will expire on April 1, 2004 and we expect that we will be required to maintain equivalent cash security on any renewed facility. In the future, if we are unable to maintain compliance with our bank covenants, our liquidity could be limited and our business, financial condition and operating results could be materially harmed.

The market for our products and the current economic conditions are uncertain and may cause our business to suffer.

The market for our products and related services is unpredictable. We continue to experience signs of weakness due to the current fluctuations in the economy and the related reluctance of companies to acquire significant software systems at this time. These market conditions may continue to deteriorate causing further changes to the buying behaviour of our customers which would result in our inability to meet our projected financial results. The severity and duration of any further deterioration may compel us to consider further reductions in our workforce to realign with those new market conditions, on either a regional or global scale, or both. This reduction could adversely impact our ability to develop, deliver and/or service our existing and new products, as well as our ability to attract, maintain and service our customers.

The integration of future acquisitions may be difficult and disruptive.

We anticipate that we may acquire other companies in the future. Acquisitions and the integration of new companies take significant financial and management resources and are subject to risks commonly encountered in acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing businesses and the ability of our sales force and consultants to become educated on new products and services. We will also need to integrate the products of acquired companies into our product offering. We may not successfully overcome these risks or any other problems that may be encountered in connection with future acquisitions.

Accordingly, it is uncertain whether we will receive the benefits we anticipate from these acquisitions and we may not realize value from these acquisitions comparable to the resources we invest in them.

As part of our business strategy, we regularly review acquisition opportunities and we may seek to grow by making additional acquisitions. We may not effectively select acquisition candidates, negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquired products or technologies into our business. We cannot be certain that we can complete any acquisition we pursue on favorable terms, or that any acquisition will ultimately benefit our business.

We may be unable to continue to develop enhancements to our products and new applications and features that respond to the evolving needs of our customers, rapid technological changes and advances introduced by our competitors.

The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological changes and advances introduced by competitors. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way customer relationship management and electronic business products are sold or delivered. As a result, the life cycles of our products are difficult to estimate. We also may need to modify our products when third parties change software we integrate into our products. To be successful we must continue to enhance our current products and develop new applications and features.

We may not be able to successfully develop or license the applications necessary to offer these or other features, or to integrate these applications with our existing products. We have delayed enhancements and new product release dates several times in the past and may not be able to introduce new products, product enhancements, new applications or features successfully or in a timely manner in the future. If we delay release of our new products or product enhancements or new applications or features or if they fail to achieve market acceptance when released, we may not be able to keep up with the latest developments in the market and our revenues may fall. We may not be able to respond effectively to customer needs, technological changes or advances introduced by our competitors, and our products could become obsolete.

We may be unable to adequately protect our proprietary rights.

Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our product and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.

Claims by other companies that our products infringe their copyrights or patents could adversely affect our ability to sell our products and increase our costs.

If any of our products violates third-party proprietary rights, including copyrights and patents, we may be required to re-engineer our products or obtain licenses from third parties to continue offering our products without substantial re-engineering. Although some of our current and potential competitors have sought patent protection for applications related to customer relationship management and electronic business products, we have not sought patent protection for our products. If a patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our products, we would need to obtain a license or re-engineer our product to function without infringing the patent. Any efforts to re-engineer our products or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, force us to interrupt sales or delay product releases.

Our products, and products we rely on, may suffer from defects or errors.

Software products as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products and product enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. In some cases, we have been required to waive these contractual limitations. Further, we may be exposed to product liability claims in international jurisdictions where our solution provider has supplied our products and negotiated the license without our involvement. A successful product liability claim could result in material liability and damage to our reputation.

In addition, products we rely on, such as Microsoft platform products, may contain defects or errors. Our products rely on these products to operate properly. Therefore, any defects in these products could adversely affect the operation of and market for our products, reduce our revenues, increase our costs and damage our reputation.

If our customers’ system security is breached, our business and reputation could suffer.

A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our products transmit their and their customers’ confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our products, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subject to liability.

Changes in accounting standards and in the way we charge for licenses could affect our future operating results.

We recognize revenues from the sale of software licenses on delivery of our products if:

•	persuasive evidence of an arrangement exists,

•	the fee is fixed or determinable,

•	we can objectively allocate the total fee among all elements of the arrangement, and

•	collection of the license fee is probable.

Under some license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payments extending beyond our standard payment terms. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. We have not entered into many of these arrangements; however, if they become popular with our customers, we may have lower revenues in the short-term than we would otherwise, because revenues for licenses sold under these arrangements will be recognized over time rather than upon delivery of our product.

We recognize maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting, education and implementation and customization services as the services are performed.

Administrative agencies responsible for setting accounting standards, including the United States Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to stock-based compensation. Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the way we recognize revenue, account for share compensation, or other aspects of our business which could adversely affect our reported financial results.

Our share price may continue to be volatile.

Our share price has fluctuated substantially since our initial public offering in August 1999. The trading price of our common shares is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in revenues and earnings estimates by securities analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and these fluctuations have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected, and may continue to adversely affect, the market price of our common shares. Over the last couple of years, several high-profile scandals and controversies regarding allegedly improper methods of accounting by certain public companies and their auditors have arisen. These scandals and controversies could have the effect of depressing the capital markets generally and the price of our common shares could be adversely affected as a part of an overall trend to divest of holdings in shares in favor of other types of non-share investments that may be seen as more secure.

We believe that the rapid decrease in our stock price during the first quarter of our 2003 fiscal year had a direct negative impact on our revenues for that quarter, as some potential customers perceived the decrease in our stock price as an indication of internal issues with our company, and they therefore postponed or changed their purchase decisions. To the extent that our stock price remains volatile in the future, our ability to generate revenues may be adversely affected.

Certain shareholders may be able to exercise control over matters requiring shareholder approval.

Our current officers, directors and entities affiliated with us together beneficially owned a significant portion of our outstanding common shares as of December 31, 2003. While these shareholders do not hold a majority of our outstanding common shares, they will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common shares.

If we are unable to comply with Nasdaq’s criteria for continued listing on the Nasdaq National Market, we may be transferred to the Nasdaq Smallcap market or delisted.

Our common shares are quoted on the Nasdaq National Market. There are a number of continuing requirements that must be met in order for our common shares to remain eligible for quotation on the Nasdaq National Market or the Nasdaq SmallCap Market. The failure to meet the maintenance criteria in the future could result in the delisting of our common shares from Nasdaq. If our common shares were to be delisted, trading, if any, in the common shares may then continue to be conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to sell our common shares or to obtain accurate quotations as to the market value of our common shares. To maintain the quotation of our common stock on the Nasdaq National Market, we must satisfy the financial and other requirements of the National Association of Securities Dealers (NASD), for inclusion on Nasdaq. These requirements currently include, but are not limited to, a minimum bid price of $1.00 for common stock and a minimum shareholders’ equity balance of $10 million. The price of our common stock is volatile and has been below $1.00 and may again decline below $1.00 in the future. Our shareholders’ equity as of December 31, 2003 totaled $2.9 million, below the minimum equity requirement.

Nasdaq has contacted us concerning our failure to comply with certain criteria for continued listing on the National Market. We are currently considering the options available to us. These may include appealing any delisting decision to a Nasdaq listing qualifications review panel and presenting our argument for continued National Market listing to such panel, applying for listing on the Nasdaq SmallCap Market or allowing a delisting to occur. Even if we appeal and/or apply for listing on the Nasdaq SmallCap Market, we cannot guarantee that the appeal will be successful or that the application will be accepted, as the case may be, in which event delisting will occur and trading of our common shares may thereafter take place on the OTC Bulletin Board.

We are subject to foreign currency risk which could have a materially adverse effect on our future results.

We have operations in Canada and a number of countries outside of the United States and therefore we are subject to risks typical of an international business including, but not limited to, foreign exchange rate volatility. Our sales and corresponding receivables are substantially in U.S. dollars. Through our operations in Canada and outside North America, we incur the majority of our research and development, customer support costs and administrative expenses in Canadian and other local currencies. We are exposed, in the normal course of business, to foreign currency risks on these expenditures and on related foreign currency denominated monetary assets and liabilities. We have evaluated our exposure to these risks and have determined that our only significant operating exposure to foreign currencies exposure at this time is to the Canadian dollar through our operations in Canada. While at this time we do not believe our operating exposure to other individual currencies is material, we continue to be exposed to foreign currency gains and losses on monetary assets and liabilities denominated in local currencies and our future results could therefore be materially adversely affected by such gains and losses.